Schedule "A" to Resolutions dated January 5, 202[illegible]

Filed in the Office of	Business Number C16172-2000
Barbara K. Cegavske (signature)	Filing Number 20222045379
Secretary of State State Of Nevada	Filed On 1/21/2022 2:56:00 PM
	Number of Pages 4

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity Information:	Name of entity: ASTRA ENERGY, INC. Entity or Nevada Business Identification Number (NVID): C16172-2000
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: SERIES A1 PREFERRED
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See attached Schedule "A".
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Date: 01/05/2022 Signature of Officer

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

ASTRA ENERGY INC.
(the "**Company**")

RESOLUTION OF THE DIRECTORS

The undersigned, being all of the directors of the Company, a Nevada corporation, by consent in writing pursuant to the authority contained in corporate law of the State of Nevada and without the formality of convening a meeting, do hereby consent to the following actions of the Company, to be effective as of the 5th day of January, 2022.

WHEREAS:

1. On April 24, 2020, the Company filed a Certificate of Designation with respect to the 2020 Series A1 Preferred Stock (the "**2020 A1 Stock**").

2. On April 25, 2020, the Company issued 1 (one) share of the 2020 A1 Stock to G7 Holdings Inc., representing all of the issued and outstanding 2020 A1 Stock.

3. The directors wish to amend certain of the rights and restrictions of the 2020 A1 Stock, as more particularly set out on the attached Schedule "A".

4. In accordance with the Company's Bylaws and the rights and restrictions attached to the 2020 A1 Stock, the Company has received written consent from G7 Holdings Inc. to amend the rights and restrictions of the 2020 A1 Stock.

BE IT RESOLVED THAT:

a. the Company be authorized to amend the rights and restrictions of the 2020 A1 Stock;

b. any one director or officer of the Company is hereby authorized to execute the Certificate of Amendment of Designation with respect to the 2020 A1 Stock, substantially in the form attached hereto as Schedule "A";

c. the Company be authorized to file with the Nevada Secretary of State a Certificate of Amendment of Designation with respect to the 2020 A1 Stock;

d. any officer or director of the Company is authorized to execute all documents and do all other things as may be deemed necessary or desirable in connection with giving effect to these resolutions; and

e. delivery of an executed counterpart of these resolutions by electronic means, including by electronic delivery through DocuSign or by electronic delivery in portable document format (".pdf"), shall be equally effective as delivery of a manually executed counterpart hereof. Notwithstanding the date of execution of these resolutions by the undersigned, these resolutions shall be deemed to be executed as of the date set forth above.

KERMIT HARRIS

DANIEL CLAYCAMP

ASTRA ENERGY INC.

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF DESIGNATION OF THE RIGHTS, PRIVILEGES, AND PREFERENCES OF SERIES A1 PREFERRED STOCK

Pursuant to the provisions of Nevada Revised Statutes, Section 78.195, *et seq.*, and the authority given by Certificate of Incorporation, as amended, of Astra Energy Inc. (the "**Corporation**"), the Corporation hereby adopts the following Certificate of Amendment to Certificate of Designation of the Rights, Privileges, and Preferences of Series A1 Preferred Stock (the "**Designation**"):

FIRST: The name of the Corporation is Astra Energy Inc.

SECOND: On January 5, 2022, the Corporation's board of directors adopted a resolution to amend the Corporation's articles of incorporation by filing a Certificate of Amendment to Certificate of Designation, substantially in the form reviewed and approved by the board, to amend the rights of the 2020 Series A1 Preferred Stock. The authorized number of 2020 Series A1 Preferred Stock is 1 (one). 1 (one) share of 2020 Series A1 Preferred Stock is outstanding.

THIRD: On January 5, 2022, in accordance with the Corporation's Bylaws and the rights and restrictions of the 2020 Series A1 Preferred Stock, the holder of the Series A1 Preferred Stock has provided their consent in writing to amend the rights of the 2020 Series A1 Preferred Stock.

FOURTH: Accordingly, the Series A1 Preferred Stock will have the following powers, preferences, rights, qualifications, limitations, and restrictions, and the number of shares constituting this series:

<u>2020 Series A1 Preferred Stock</u>

Section 1. *Designation and Amount.* The designation of this class of capital stock shall be "2020 Series A1 Preferred", par value $.0001 per share (the *"2020 Series A1 Preferred Stock:').* The number of authorized shares of 2020 Series A1 Preferred Stock is one (1) share.

Section 2. *Voting Rights.* Except as otherwise required by law, the 2020 Series A1 Preferred Stock shall not entitle the holder thereof to vote on any matter submitted for shareholder action, and the consent of the holder thereof shall not be required for the taking of any corporation action.

Section 3. *Conversion.* The share of 2020 Series A1 Preferred Stock shall not be convertible into shares of Common Stock or any other security of the Corporation.

Section 4. *Dividends, Liquidation.* The share of 2020 Series A1 Preferred Stock shall not be entitled to any dividends in respectthereof, and shall not participate in any proceeds available to the Corporation's shareholders upon the liquidation, dissolution or winding up of the Corporation.

Section 5. *No Impairment.* The Corporation shall not intentionally take any action which would impair the rights and privileges ofthe 2020 Series A1 Preferred Stock set forth herein or the rights of the holder thereof The Corporation will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may benecessary or appropriate in order to protect the rights of the holder of the 2020 Series A1 Preferred Stock against impairment.

Section 6. *Replacement Certificate.* In the event that the holder of the 2020 Series A1 Preferred Stock notifies the Corporation that the stock certificate evidencing the share of 2020 Series A1 Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the 2020 Series A1 Preferred Stock identical in tenor and date to the original stock certificate evidencing the 2020 Series A1 Preferred Stock, <u>provided</u> that the holder executes and delivers to the Corporation an affidavit of loststock certificate and an

agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such 2020 Series A1 Preferred Stock certificate.

IN WITNESS WHEREOF, the Corporation has caused this Amended Certificate of Designation to be duly executed by an officer thereuntoduly authorized this 5th day of January, 2022.

ASTRA ENERGY INC.

Kermit Harris
Director

Daniel Claycamp
Director